Exhibit 99.1

NBCUNIVERSAL TO PURCHASE BLACKSTONE’S INTEREST IN UNIVERSAL ORLANDO

ORLANDO, FLORIDA June 6, 2011 – NBCUniversal and The Blackstone Group announced today that they have entered into an agreement under which NBCUniversal will purchase The Blackstone Group’s 50% interest in Universal Orlando. The purchase price for Blackstone’s interest is $1.025 billion, subject to various purchase price adjustments. The enterprise value of this transaction is $3.165 billion and it is expected to close on July 1, 2011. Following the closing, NBCUniversal and its affiliates will own 100% of Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk which are located at Universal Orlando.

Steve Burke, Chief Executive Officer, NBCUniversal, said, “The acquisition consolidates our ownership and confirms our long-term commitment to Universal Orlando and the theme park business. Universal Orlando is a consistent and significant driver of operating and free cash flow and is performing extremely well. It has a superb management team and exciting growth opportunities. This purchase of the Blackstone interest is attractively valued and represents strong financial returns for NBCUniversal.”

“We are proud of the extraordinary growth and success that Universal Orlando experienced during our eleven years of ownership,” said Michael Chae, Senior Managing Director of Blackstone. “Throughout this period we have been committed to investing for long-term growth in partnership with the Company’s management and NBCUniversal, and we are gratified with the results of this strategy.”

The purchase price for Blackstone’s Universal Orlando interest will be funded with cash on hand at NBCUniversal, borrowings under NBCUniversal’s existing revolving credit facility and a one-year $400 million note to NBCUniversal from an affiliate of Comcast Corporation.

Universal Orlando Resort has created some of the world’s most innovative theme park attractions – all based on pop culture’s most compelling stories and characters. Guests experience two exciting theme parks—Universal Studios and Islands of Adventure, where they can soar above Hogwarts with Harry Potter, swing above the streets with Spider-Man, battle aliens alongside Agent J, help Shrek save Princess Fiona and create mischief with Bart Simpson — as well as Universal CityWalk, a 30-acre restaurant, shopping, and nighttime entertainment complex. In addition, there are three magnificently themed on-site hotels: the Loews Portofino Bay Hotel, Hard Rock Hotel, and the Loews Royal Pacific Resort.

Universal’s next major new attraction will be based on Universal Pictures and Illumination Entertainment’s blockbuster 3-D-CGI feature “Despicable Me,” bringing minions, mayhem and a whole new level of 3-D family fun to its guests. More information is available at UniversalOrlando.com.

About NBCUniversal:

NBCUniversal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. NBCUniversal owns and operates a valuable portfolio of news and entertainment television networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. Comcast Corporation owns a controlling 51% interest in NBCUniversal, with GE holding a 49% stake.

About Blackstone:

Blackstone is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

For more information contact:

Kathy Kelly-Brown, NBCUniversal

(212) 664-3457

kathy.kelly-brown@nbcuni.com

Christine Anderson, The Blackstone Group

(212) 583-5263

Christine.anderson@blackstone.com